Exhibit 99.2

News Release

Weatherford Prices Public Offering of 100,000,000 Ordinary Shares

Baar, Switzerland, March 1, 2016 – Weatherford International plc (NYSE: WFT) (the “Company” or “Weatherford”) announced today the pricing of its previously announced underwritten public offering of 100,000,000 ordinary shares at $5.65 per ordinary share (the “Offering”). The total aggregate proceeds from the Offering are approximately $565 million before deducting underwriting discounts and commissions and the estimated offering expenses. The underwriters have been granted a 30-day option to purchase up to an additional 15,000,000 ordinary shares from the Company at the public offering price less the underwriting discount. The Offering is scheduled to close on March 7, 2016, subject to customary closing conditions.

The Company intends to use the net proceeds from the Offering for general corporate purposes, including the repayment of existing indebtedness.

J.P. Morgan and Morgan Stanley are acting as joint book-running managers of the Offering.

The Offering is being made pursuant to an effective registration statement previously filed with the U.S. Securities & Exchange Commission (the “SEC”). A prospectus supplement and accompanying prospectus describing the terms of the Offering will be filed with the SEC, and when available, may be obtained free of charge at the SEC’s website at www.sec.gov or from the underwriters of the Offering as follows:

J.P. Morgan Securities LLC c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, New York 11717 Telephone: (888) 803-9204 Email: prospectus-eq_fi@jpmchase.com
Morgan Stanley & Co. LLC Attn: Prospectus Department 180 Varick Street, 2nd Floor New York, NY 10014

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Weatherford International plc

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 100 countries and has a network of approximately 1,200 locations, including manufacturing, service, research and development, and training facilities and employs approximately 37,000 people.

Forward-Looking Statements

This press release includes forward-looking statements as defined under federal law, including those related to the Company’s securities offering. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “should,” “could,” “will,” “would,” and “will be,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Known material factors that could cause the Company’s actual results to differ materially from the results contemplated by such forward-looking statements are described in the prospectus as supplemented, which is a part of the Registration Statement, and the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and those risk factors set forth from time-to-time in other filings with the SEC. Weatherford undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Investor Contacts:

Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer
+1.713.836.7430
Karen David-Green
Vice President - Investor Relations and Corporate Marketing and Communications